Exhibit 5.1

July 25, 2024

PacifiCorp

825 N.E. Multnomah Street

Portland, Oregon 97232

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to PacifiCorp, an Oregon corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder (the “Rules”), for the registration of the sale from time to time by the Company of First Mortgage Bonds and other debt securities, which may include senior debt securities or subordinated debt securities (the “Debt Securities” and together with the First Mortgage Bonds, the “Securities”).

We understand that the Securities will be sold or delivered from time to time as set forth in the Registration Statement, the applicable prospectus contained therein (the “Prospectus”) and supplements to the Prospectus. The First Mortgage Bonds will be issued in one or more series pursuant to the Mortgage and Deed of Trust, dated as of January 9, 1989, between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee, as amended and supplemented (the “Mortgage”). The Mortgage is in the form incorporated by reference as an exhibit to the Registration Statement. The Debt Securities will be issued in one or more series, in each case pursuant to one or more indentures (each, together with the Mortgage, an “Indenture”).

In our capacity as counsel to the Company we have examined such documents, agreements and instruments as we have deemed necessary for the opinions expressed below. As to matters of fact material to the opinions expressed herein, we have relied on (a) information in public authority documents (and all opinions based on public authority documents are as of the date of such public authority documents and not as of the date of this opinion letter) and (b) information provided in certificates of officers of the Company. We have not independently verified the facts so relied on. In our examination, we have assumed the following without investigation: (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies, and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, agreements, instruments and certificates we have reviewed.

Based upon the foregoing examination and in reliance thereon, and subject to (i) the assumptions stated and in reliance on statements of fact contained in the documents we have examined and (ii) completion of all corporate action required to be taken by the Company to duly authorize each proposed issuance of the Securities, we are of the opinion that when (a) the terms of the Securities have been established in accordance with the Indenture, (b) the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, (c) the Indenture and the applicable supplement thereto, if any, have been duly authorized and validly executed and delivered by the Company and the trustee thereunder, and (d) the Securities have been executed, issued, delivered and authenticated in accordance with terms of the Indenture and the applicable purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided therein, the Securities will constitute binding obligations of the Company.

The opinions expressed above are subject to the following exclusions and qualifications:

a.            Our opinions are as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, and we disavow any undertaking to advise you of any changes in law.

b.            We express no opinion as to enforceability of any right or obligation to the extent such right or obligation is subject to and limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer or other laws affecting or relating to the rights of creditors generally, (ii) rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether arising prior to, or after, the date hereof or considered in a proceeding in equity or at law, or (iii) the effect of federal and state securities laws and principles of public policy on the rights of indemnity and contribution.

c.            We do not express any opinions herein concerning any laws other than the laws in their current forms of the State of Oregon, the State of New York and the federal securities laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction and expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to our firm in the Prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related Rules.

Very truly yours,

/s/ Perkins Coie LLP

PERKINS COIE LLP